Exhibit 99.2

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

October 30, 2026

Company name:	Mitsubishi Kakoki Kaisha, Ltd.

Representative:	Toshikazu Tanaka, President

(Securities code: 6331, TSE Prime Market)

Inquiries:	Toru Nakamura, General Manager, Finance Department

Telephone:	+81-44-333-5354

Notice Regarding Difference Between Consolidated Earnings Forecast and Actual Results for the Second Quarter (Interim Period) of the Fiscal Year Ending March 31, 2027, and Revision of Full-Year Consolidated Earnings Forecast

Mitsubishi Kakoki kaisha,Ltd.(the “Company”) hereby announces that actual results for the second quarter (interim period) of the fiscal year ending March 31, 2027 differed from the earnings forecast announced on July 31, 2026. In addition, in light of recent business performance trends and other factors, The company has revised the full-year consolidated earnings forecast announced on May 15, 2026, as set forth below.

1.	Difference between consolidated earnings forecast and actual results for the second quarter (Interim period) of the fiscal year ending March 31, 2027(April 1, 2026 to September 30, 2026)

	Net sales		Operating income		Ordinary income		Profit attributable to owners of parent for the interim period		Basic earnings per share for the interim period

	Millions of yen		Millions of yen		Millions of yen		Millions of yen		Yen

Previously announced forecasts (A)		43,000		4,200		4,300		3,690	161.98

Actual results (B)		38,021		3,917		3,910		3,163	138.85

Change (B–A)	Δ	4,978	Δ	282	Δ	389	Δ	526

Change (%)	Δ	11.6	Δ	6.7	Δ	9.1	Δ	14.3

(Reference) Actual results for the previous interim period (interim period of the fiscal year ended March 31, 2026)		36,123		3,681		3,864		2,679	117.64

2.	Revisions of full-year consolidated earnings forecast for the fiscal year ending March 31,2027

(April 1, 2026 to March 31, 2027)

	Net sales	Operating income	Ordinary income	Profit attributable to owners of parent	Basic earnings net income per share

	Millions of yen	Millions of yen	Millions of yen	Millions of yen	Yen

Previously announced forecasts (A)	80,000	8,800	8,900	6,850	300.69

Revised forecasts (B)	83,500	9,500	9,300	7,450	327.03

Change (B–A)	3,500	700	400	600

Change (%)	4.4	8.0	4.5	8.8

(Reference) Actual results for the previous fiscal year (fiscal year ended March 31, 2026)	84,240	9,181	9,462	7,546	331.34

3.	Reason for revision

For the second quarter (interim period) of the current fiscal year, net sales fell below the initial forecast due mainly to delays in the progress of certain large-scale construction projects.

With respect to the full-year earnings forecast, the company expects to recover from the delays in construction projects experienced during the first half of the fiscal year. In addition, construction projects already on hand as well as projects to be received during the current fiscal year, both of which are expected to contribute to net sales in the second half of the fiscal year, are anticipated to progress steadily. As a result, net sales are expected to exceed the initial forecast for the fiscal year. Furthermore, construction costs are expected to improve. Accordingly, the Company has revised its earnings forecast as set forth above.

The forecasts presented above are based on information available as of the date of this release. Actual results may differ materially from these forecasts due to various factors.